UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2) 1


                           Southern Energy Homes, Inc.
                                (Name of Issuer)



                                  Common Stock
                         (Title or Class of Securities)



                                   842814 10 5
                                 (CUSIP Number)






--------
1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No. 842814 10 5                                       Page 2  of  4  Pages




------ -------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jonathan O. Lee
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
2.     Check The Appropriate Box If A Member Of A Group
                                                                        (a) [ ]
                                                                        (b) [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
3.     SEC USE ONLY



------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
4.     Citizenship or Place of Organization

                                     United States

------ -------------------------------------------------------------------------
---------------------------------- ------ --------------------------------------
                                   5.     Sole Voting Power

            NUMBER OF                                         347,634
                                   ------ --------------------------------------
                                   ------ --------------------------------------
             SHARES                6.     Shared Voting Power
          BENEFICIALLY                                        -0-
            OWNED BY
                                   ------ --------------------------------------
                                   ------ --------------------------------------
      EACH NUMBER OF SHARES        7.     Sole Dispositive Power

                                                              347,634

                                   ------ --------------------------------------
                                   ------ --------------------------------------
                                   8.     Shared Dispositive Power
                                                              -0-

---------------------------------- ------ --------------------------------------
----------- --------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                347,634


----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES *

                                                                           [ ]

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                2.3%


----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                IN

----------- --------------------------------------------------------------------






CUSIP No. 842814 10 5                                       Page 3  of  4  Pages






Item 1(a).      Name of Issuer:

                Southern Energy Homes, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                Highway 41 North, P.O. Box 390, Addison, AL 35540

Item 2(a).      Name of Person Filing:

                Jonathan O. Lee

Item 2(b).      Address of Principal Business Office or, if none, Residence:

                Lee Capital Holdings, LLC
                One International Place
                31st Floor
                Boston, MA  02110

Item 2(c).      Citizenship

                United States

Item 2(d).      Title of Class of Securities:

                Common Stock

Item 2(e).      CUSIP Number:

                842814 10 5

Item 3. If Statement filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  NOT APPLICABLE

                  (a)       [   ]           Broker or Dealer

                  (b)       [   ]           Bank

                  (c)       [   ]           Insurance Company

                  (d)       [   ]           Investment  Company

                  (e)       [   ]           Investment Adviser

                  (f)       [   ]           Employee Benefit Plan,  Pension Fund
                                            or Endowment Fund

                  (g)       [   ]           Parent Holding Company

                  (h)       [   ]           Group



CUSIP No. 842814 10 5                                       Page 4  of  4  Pages


Item 4.         Ownership:

                  (a)       Amount Beneficially Owned:                   347,634

                  (b)       Percent of Class:                            2.3%

                  (c)       Number of Shares as to which such person has:

                            (i)      Sole  power to vote or to direct  the vote:
                                     347,634

                            (ii)     Shared power to vote or to direct the vote:
                                     -0-

                            (iii) Sole power to dispose or to direct the disposition of: 347,634

                            (iv) Shared power to dispose or to direct the disposition of: -0-

Item 5.         Ownership of Five Percent or Less of a Class:

                As of the date hereof, the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person:

                N/A

Item 7.         Identification   and  Classification  of  the  Subsidiary  Which
                Acquired the Security  Being  Reported on By the Parent  Holding
                Company:

                N/A

Item 8.         Identification and Classification of Members of the Group:

                N/A

Item 9.         Notice of Dissolution of Group:

                N/A

Item 10.        Certification:

                N/A





                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                           /s/ Jonathan O. Lee
                                                           --------------------
                                                           Jonathan O. Lee
Dated:  February 11, 1997